Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio - Core Active   (PRU-AA-CAB)
BlackRock Bond Allocation Target Shares: Series C Portfolio   (BATSC)
NVIT Bond Index Fund   (NW-GBI)
iShares Barclays Intermediate Credit Bond Fund   (ISHICRED)
EQ/Franklin Core Balanced Portfolio (Barclays Agg Sleeve)   (AXA-FI)
EQ/Global Bond PLUS Portfolio   (AXA-GB)
iShares Barclays Intermediate Government/Credit Bond Fund  (ISHIGOVCR)
iShares Barclays Credit Bond Fund   (ISHCRED)
Nationwide Bond Index Fund   (NW-BI)
UBS PACE Intermediate Fixed Income Investments   (UBS-PACE)
CoreAlpha Bond Master Portfolio   (MIP_CORA)
iShares iBoxx $ Investment Grade Corporate Bond Fund   (ISHINTOP)
iShares Core Total U.S. Bond Market ETF   (ISHAGG)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
11-14-2012

Security Type:
BND/CORP

Issuer
Turlock Corporation, to be merged into Eaton Corporation  (2022)

Selling Underwriter
Morgan Stanley & Co.

Affiliated Underwriter(s)
[x] PNC
[ ] Other:  PNC & UBS Securities LLC for UBS-PACE only

List of Underwriter(s)
Citigroup Global Markets Inc., Morgan Stanley & Co., Deutsche Bank Securities Inc., J.P.Morgan Securities LLC, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., KeyBanc Capital Markets Inc., BNY Mellon Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co., HSBC Securities (USA) Inc., PNC Capital Markets LLC, Wells Fargo Securities, LLC, Banca IMI S.p.A., Svenska Handelsbanken AB (publ), UBS Securities LLC


Transaction Details

Date of Purchase
11-14-2012

Purchase Price/Share
(per share / % of par)
$99.664

Total Commission, Spread or Profit
1.20

1.	Aggregate Principal Amount Purchased (a+b)
$140,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$14,075,000

b. Other BlackRock Clients
$125,925,000

2.	Aggregate Principal Amount of Offering
$1,600,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.0875

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering
[Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer
must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera                               Date: 11-16-2012
Global Syndicate Team Member


Approved by:
Odette Rajwan                                Date: 12-11-2012
Senior Global Syndicate Team Member